Exhibit 10.68
AMENDMENT NO. 1 TO VERISIGN, INC. 2006
EQUITY INCENTIVE PLAN PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT(S)
This Amendment No. 1 amends the VeriSign, Inc. 2006 Equity Incentive Plan Performance-Based Restricted Stock Unit Agreement(s) (“the PSU Agreements”) identified below and entered into between [insert Section 16 Officer] and VeriSign, Inc.:
[insert agreement grant dates and grant numbers as needed]
AMENDMENT NO. 1

1.
Section 13 - VeriSign Incentive Compensation Recovery Policy in the Case of Inaccurate Financial Statements. Section 13 of the PSU Agreements is hereby deleted in its entirety and replaced with the following:

“The Committee has adopted an incentive compensation recovery policy (the “Policy”) which applies to all Section 16 executive officers and such other officers as the Committee may designate. The Policy applies whenever there is an Inaccurate Financial Statement (as such term is defined in the Policy), and, as a result, a covered executive has received more incentive compensation than would have otherwise occurred. To the extent you are subject to the Policy, you agree that the Committee can seek recovery of any such overpayment received under this Agreement per the terms of the Policy.”

2.
General. This Amendment No. 1 amends only those terms of the PSU Agreement(s) identified in paragraph 1 above. All other terms and conditions of the PSU Agreements shall remain in full force and effect. In the event of any conflict between the terms and conditions in this Amendment No. 1 and the PSU Agreements, the terms and conditions of this Amendment No. 1 shall control.

VeriSign, Inc.

By: ___________________________
Name:________________________
Title:__________________________